Numerity Corporation
256 W El Camino Real, Sunnyvale, CA 94087

To IN Media Corporation

4920 El Camino Real, Ste 100,

Los Altos, CA 94022

June 30, 2010

<u>Ref License Agreement Dated November 3, 2008</u>

Gentlemen:

Under clause 4 of Schedule I to this Agreement, IN Media Corporation is obligated to pay maintenance fees for updates and support to the software provided under the terms of this Agreement. Due to delays in commercialization of the licensed product, and changes and upgrades that have been unilaterally initiated by Numerity, we are prepared to recognize the inconvenience and loss of business opportunity suffered by IN Media, and offer to revise the Maintenance Agreement as follows:

Maintenance fees prior to June 30, 2010 will be waived. The previously invoiced maintenance fee of $415,000 will be applied ratably to maintenance for the year ended June 30, 2010.

If you agree to the terms of this concession, please sign and return a copy of this letter for our records.

Sincerely

/s/ Nitin Karnik

Nitin Karnik, President, Numerity Corporation

Agreed by

/s/ Nitin Karnik

Nitin Karnik, President, IN Media Corporation